Exhibit 5
December 21, 2010
Board of Directors
Powell Industries, Inc.
8550 Mosley Drive
Houston, Texas 77075
Members of the Board of Directors:
     We have acted as counsel to Powell Industries, Inc. (the “Company”) in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the proposed offer and sale of up to (i) 647,412 shares (the “2006 Plan Shares”) of common stock, par value $0.01 per share (“Common Stock”), of the Company to be issued by the Company pursuant to the Powell Industries, Inc. 2006 Equity Incentive Plan (the “2006 Plan”), (ii) 90,067 shares (the “1992 Plan Shares”) of Common Stock to be issued pursuant to unexercised options granted pursuant to the Powell Industries, Inc. 1992 Stock Option Plan (the “1992 Plan”) and (iii) 66,379 shares (together with the 2006 Plan Shares and the 1992 Plan Shares, the “Shares”) of Common Stock to be issued pursuant to the Powell Industries, Inc. Non-Employee Director Restricted Stock Plan (together with the 2006 Plan and the 1992 Plan, the “Plans”).
     We have examined the Registration Statement, the Plans, the minute books and other corporate records of the Company, and such other instruments and documents as we have deemed necessary or appropriate for the purposes of the opinions expressed herein. For the purposes of expressing the opinion set forth below, we have assumed: (i) the genuineness of all signatures and documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the originals of all documents submitted to us as copies; (iv) the correctness and accuracy of all facts set forth in the documents referred to in this opinion letter; and (v) the due authorization, execution, and delivery of and the validity and binding effect of all documents.
     Based on the foregoing and subject to the qualifications, assumptions and other statements set forth herein, we are of the opinion that the Shares, when issued in accordance with the terms of the respective Plan, will be validly issued, fully paid and nonassessable.
     We express no opinion as to the law of any jurisdiction other than the Delaware General Corporation Law. The reference and limitation to “Delaware General Corporation Law” includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom. The opinion expressed herein is given as of this date, and we do not undertake to supplement this opinion with respect to any events or changes occurring subsequent to the date of this letter.

Powell Industries, Inc.
December 21, 2010

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ WINSTEAD PC